Exhibit 99.1

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, MA 01880

Phone: 781/224-0880                     Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President,
	Chief Executive Officer	Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS

REPORTS FIRST QUARTER 2007 FINANCIAL RESULTS

WAKEFIELD, MASSACHUSETTS, April 30, 2007 - American Dental Partners, Inc. (NASDAQ:ADPI) announced financial results today for the first quarter ended March 31, 2007.

Comparing the first quarter of 2007 with the first quarter of 2006:

•	Net revenue was $65,458,000 as compared to $54,066,000, an increase of 21%.

•	Earnings from operations were $7,223,000 as compared to $5,088,000, an increase of 42%.

•	Net earnings were $3,879,000 as compared to $2,791,000, an increase of 39%.

•	Diluted net earnings per share were $0.30, as compared to $0.22, an increase of 36%.

•	Diluted cash net earnings per share were $0.36 as compared to $0.28, an increase of 29%.

Patient revenue of the Company’s affiliated dental group practices increased 16.9% to $98,539,000 for the quarter, which includes $92,736,000 from dental group practices which are affiliated with the Company by means of service agreements and $5,803,000 from Arizona’s Tooth Doctor for Kids. Same market patient revenue growth was 8.9% for the quarter.

Cash flow from operations was $3,483,000 for the quarter. Capital expenditures were $2,168,000 for the quarter. The Company relocated two dental facilities during the quarter. Amounts paid for affiliations and acquisitions, including contingent payments and affiliation costs, amounted to $2,110,000 for the quarter. During the quarter, the Company completed three in-market affiliations which were combined with existing platform affiliated practices in Maryland and Texas.

The Company incurred professional fees of approximately $525,000 during the quarter as compared to $300,000 for the prior year’s same quarter related to the previously announced litigation between the Company’s Minnesota subsidiary, PDHC, Ltd., and PDG, P.A., the affiliated practice at Park Dental. The Company recognized $441,000 in stock-based compensation expense, $282,000 net of tax or $0.02 per diluted share, during the quarter as compared to $304,000, $197,000 net of tax or $0.02 per diluted share, for the prior year’s same quarter.

The Company’s debt to total capitalization stood at 23% at March 31, 2007, compared to 21% at March 31, 2006. The Company achieved an annualized cash return on committed capital and cash return on equity for the quarter of 22% and 16%, respectively, compared to the prior year’s annualized cash return on committed capital and cash return on equity for the quarter of 19% and 14%, respectively.

Cash net earnings and cash earnings from operations are non-GAAP financial measures. In accordance with the requirement of SEC Regulation G, please see the attached financial tables for a presentation of the most comparable GAAP measures and the reconciliation to the nearest GAAP measure and all additional reconciliations required by Regulation G.

For further discussion of these events and a comprehensive review of the first quarter ended March 31, 2007, the Company will host its previously announced conference call on Tuesday, May 1, 2007 at 10:00 a.m. EDT, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com and www.streetevents.com approximately two hours after the call through 6:00 p.m. EDT Tuesday, May 8, 2007.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 22 dental group practices which have 213 dental facilities with approximately 1,958 operatories located in 18 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively impact the matters herein described, including but not limited to the possibility that we may not realize the benefits expected from our acquisition and affiliation strategy, economic, regulatory and/or other factors outside the control of the Company, which are detailed from time to time in the “Risk Factors” section of the Company’s SEC reports, including the annual report on Form 10-K for the year ended December 31, 2006.

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Net revenue	$65,458	$54,066
Operating expenses:
Salaries and benefits	27,971	22,540
Lab fees and dental supplies	10,174	8,711
Office occupancy expenses	7,136	6,335
Other operating expenses	5,501	4,818
General corporate expenses	3,907	3,352
Depreciation expense	2,104	1,912
Amortization of intangible assets	1,442	1,310

Total operating expenses	58,235	48,978

Earnings from operations	7,223	5,088
Interest expense, net	625	484
Minority interest	157	—

Earnings before income taxes	6,441	4,604
Income taxes	2,562	1,813

Net earnings	$3,879	$2,791

Net earnings per common share:
Basic	$0.31	$0.23

Diluted	$0.30	$0.22

Weighted average common shares outstanding:
Basic	12,456	12,269

Diluted	13,145	12,851

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands)

(unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$5,082	$1,386
Accounts receivable, net	20,590	16,373
Other current assets	6,999	6,860

Total current assets	32,671	24,619

Property and equipment, net	47,192	46,460

Other non-current assets:
Goodwill	22,668	23,091
Intangible assets, net	101,867	101,113
Other assets	758	537

Total non-current assets	125,293	124,741

Total assets	$205,156	$195,820

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$29,156	$29,351
Current maturities of debt	81	81

Total current liabilities	29,237	29,432

Non-current liabilities:
Long-term debt	36,907	33,807
Other liabilities	16,778	16,216

Total non-current liabilities	53,685	50,023

Total liabilities	82,922	79,455

Minority Interest	211	54

Commitments and contingencies
Stockholders’ equity	122,023	116,311

Total liabilities and stockholders’ equity	$205,156	$195,820

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands, except per share amounts and statistical data)

(unaudited)

Selected statistical data

	March 31, 2007	December 31, 2006	% Change
Number of dental facilities	213	209	1.9%
Number of operatories (1)	1,958	1,944	0.7%
Number of affiliated dentists (2)	515	470	9.6%

Reconciliation of GAAP earnings, as reported, to cash net earnings

	Three Months Ended March 31,
	2007	2006
Net earnings (as reported)	$3,879	$2,791
Add: Amortization of intangible assets, net of tax	868	794

Cash net earnings (3)	$4,747	$3,585

Weighted average common shares outstanding	13,145	12,851

Diluted net earnings per share	$0.30	$0.22

Diluted cash net earnings per share (3)	$0.36	$0.28

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(in thousands)

(unaudited)

Calculation of cash return on committed capital and cash return on equity for the three months ended March 31, 2007 and 2006

	Three Months Ended March 31,
	2007	2006
Earnings from operations	$7,223	$5,088
Add back: Amortization of intangible assets	1,442	1,310

Cash earnings from operations (4)	$8,665	$6,398

Annualized cash earnings from operations	$34,660	$25,592

Average committed capital (5)	$154,605	$133,363

Cash return on committed capital (4)	22%	19%

Net earnings	$3,879	$2,791
Add back: Amortization of intangible assets, net of taxes	868	794

Cash net earnings (3)	$4,747	$3,585

Annualized cash net earnings	$18,988	$14,340

Average stockholders’ equity (5)	$119,167	$103,573
Cash return on equity (4)	16%	14%

Patient revenue and same market patient revenue growth (6)

	Three Months Ended March 31,		% Change
	2007	2006
Patient revenue of affiliated practices:
Platform dental group practices affiliated with us in both periods of comparison	$91,826	$84,286	8.9%
Platform dental group practices that affiliated with us during periods of comparison	6,713	—	—

Total patient revenue	98,539	84,286	16.9%
Patient revenue of Arizona’s Tooth Doctor for Kids	5,803	—	—

Patient revenue of platform dental group practices affiliated with us by means of service agreements	92,736	84,286	10.0%
Amounts due to us under service agreements	58,480	52,976	10.4%

Amounts retained by platform dental group practices affiliated with us by means of service agreements	$34,256	$31,310	9.4%

AMERICAN DENTAL PARTNERS, INC.

Supplemental Operating Data

(unaudited)

(1)	An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential equipment.
(2)	Includes full-time equivalent general or specialty dentists employed by or contracted with the affiliated practices, including Arizona’s Tooth Doctor for Kids.
(3)	Cash net earnings and diluted cash net earnings per share are not measures of financial performance under GAAP. Cash net earnings excludes amortization expense related to intangible assets, net of tax. The Company incurs significant amortization expense related to its service agreements while many companies, both in the same industry and other industries, no longer amortize a significant portion of their intangible assets pursuant to Statement of Financial Accounting Standards No. 142 – Goodwill and Other Intangible Assets. The Company believes that cash net earnings and diluted cash net earnings per share are important financial measures for understanding its relative financial performance.
(4)	Cash earnings from operations is not a measure of financial performance under GAAP. The Company believes that cash return on committed capital and cash return on equity are useful financial measures for understanding its financial performance.
(5)	Average committed capital calculated as average of beginning of quarter and end of quarter debt, including current portion, plus stockholders’ equity. Average stockholders’ equity calculated as average of beginning of quarter and end of quarter stockholders’ equity.
(6)	Includes patient revenue of affiliated dental group practices which are not consolidated with the Company’s financial results and patient revenue of Arizona’s Tooth Doctor for Kids which is consolidated with the Company’s financial results as of December 1, 2006.